Exhibit 99(c)(ii)

December 8, 2008

Presentation to the Special Committee of the Board of Directors of

Grill Concepts Inc.

Confidential

Table of Contents

1. Introduction	4

2. Summary of the Transaction	8

3. Overview of the Company	13

4. Financial Analysis of the Transaction	21

Appendix

A.	Overview of Selected Comparable Public Companies

Confidential | 2

Disclaimer

•

This presentation (this “Presentation”) regarding Grill Concepts Inc. (“GCI” or the “Company”) was prepared for the Special Committee of the Board of Directors of GCI, (collectively, the “Committee”) by Morgan Joseph & Co. Inc. (“Morgan Joseph”).

•

In arriving at our opinion, with your express permission and without any independent verification, we have assumed and relied upon the accuracy and completeness of all financial and other information and data publicly available, provided to, or otherwise reviewed by or discussed with us, and upon the assurances of management of GCI that (i) no information relevant to our opinion has been omitted or remains undisclosed to us, and (ii) any information furnished by the Company or on its behalf shall be true, complete and correct in all material respects and shall not contain any misstatement of material fact or omit to state any material fact required to be stated therein or necessary to make such information not misleading. We neither have attempted independently to verify any such information or data nor do we assume any responsibility to do so. We have further assumed that the Company’s forecasts and projections provided to and reviewed by us have been reasonably prepared based upon the best current estimates, information and judgment of the Company’s management as to the future financial condition, cash flows and results of operations of the Company.

•

We have made no independent investigation of and express no view on any legal, accounting or tax matters affecting the Company and we have assumed the accuracy and completeness of all legal, accounting and tax advice provided to GCI and the Committee by GCI’s management and the Committee’s independent professional advisors. We have not conducted a physical inspection of any of the properties, assets or facilities of the Company, nor have we made or obtained any independent valuation or appraisal thereof. Although we have taken into account our assessment of general economic, market and financial conditions and our experience in transactions that, in whole or in part, we deem to be relevant for purposes of our analyses herein as well as our experience in the valuation of securities in general, our opinion necessarily is based upon and limited to economic, financial, market, industry, political, regulatory and other U.S. domestic and international events and conditions as they exist and are susceptible to evaluation on the date hereof and we assume no responsibility to update or revise our opinion based upon any events or circumstances occurring or continuing after the date hereof that we may become aware of.

•

This Presentation is not intended to represent an opinion, but rather to serve as discussion materials for the Committee to review and as a basis upon which Morgan Joseph may render an opinion. This Presentation does not address the underlying business decision by GCI, the Board, or any of GCI’s affiliates to pursue, consider or approve a transaction involving the Company, and this Presentation does not constitute a recommendation to GCI, the Committee, or any other person or entity as to any specific action that should be taken (or omitted to be taken) in connection with a transaction involving the Company or as to any strategic or financial alternatives to a proposed transaction or the timing thereof.

•	This Presentation may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent.

Confidential | 3

1. Introduction

Transaction Summary

•

We understand that Grill Concepts Inc. (“GCI” or the “Company”) intends to effect a reverse (to be followed immediately by a forward) split of its common stock in conjunction with a going private transaction (the “Transaction”).

•

The Transaction will result in GCI having less than 300 stockholders of record and therefore eligible to terminate registration and reporting obligations with the Securities and Exchange Commission (the “SEC”) .

•	The Transaction is subject to, among other things, the approval of the Board of Directors and stockholders of the Company.

•

In connection with its review of the Transaction, the Committee has requested that Morgan Joseph render a written opinion (the “Opinion”) as to the fairness to the unaffiliated stockholders, from a financial point of view, of the consideration paid by the Company for the fractional shares created through the reverse split.

•	The terms of the Transaction are as set forth in the proxy statement, a draft of which dated December 6, 2008 we have reviewed.

•	Principal terms include:

–	A 1 for 35 reverse split followed by an equal forward split;

–	Cash payment of $1.50 per fractional share; and

–	Filing all appropriate documents to terminate the Company’s public reporting obligations under the Securities Exchange Act of 1934, as amended.

Confidential | 5

Due Diligence Process

•	In conducting our analyses, we have reviewed and analyzed, among other things, the following:

–	The draft of the proxy statement dated as of December 6, 2008 (the “Proxy Statement”), which you have represented to us is, with respect to all material terms and conditions thereof, substantially in the form of the Proxy Statement to be executed and filed by the Company promptly after the receipt of this Opinion;

–	The Company’s annual report on Form 10-K filed with the SEC with respect to its fiscal year ended December 30, 2007, the Company’s quarterly reports on Form 10-Q filed with the SEC with respect to its fiscal quarters ended March 30, 2008, June 29, 2008 and September 28, 2008, respectively, which the Company’s management has identified as being the most current financial statements available, and certain other filings made by the Company with the SEC;

–	Certain other publicly available business and financial information concerning the Company, and the industry in which it operates, which we believe to be relevant to our analyses;

–	Certain internal information and other data relating to the Company, and its respective business and prospects, including budgets, projections and certain presentations prepared by the Company, which were prepared and provided to us by the Company’s senior management;

–	The reported sales prices and trading activity of the Company’s common stock;

–	Certain publicly available information concerning other companies which we believe to be relevant and the trading markets for such other companies’ securities; and,

–	The financial terms of certain recent unrelated transactions which we believe to be relevant.

•

We also have participated in meetings and discussions with certain officers and employees of the Company concerning the business, operations, assets, financial condition and prospects of the Company, and we have undertaken such other studies, analyses and investigations as we deemed relevant.

Confidential | 6

Disclosures Relating to the Opinion

•	Morgan Joseph has acted as a financial advisor to the Company since August 25, 2008.

•	A significant portion of the compensation to be received by Morgan Joseph is contingent upon the successful completion of the Transaction.

•

Other than the August 25, 2008 engagement, as amended by the letter dated December 1, 2008, there are no existing material relationships involving the payment or receipt of compensation between Morgan Joseph and any party to the Transaction during the last two years. We may in the future seek to provide investment banking services to the Company and receive customary fees for such service.

•	Morgan Joseph has not independently verified any information that formed a substantial basis for the Opinion.

•	The Opinion was approved and authorized for issuance by Morgan Joseph’s fairness opinion committee.

•

The Opinion does not express an opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors, or employees, or class of such persons, relative to the compensation to the Company’s public stockholders.

Confidential | 7

2. Summary of the Transaction

Summary of Key Terms

Split Structure:	• 1 for 35 reverse followed by 35 for 1 forward

Consideration Paid to	• $1.50 per fractional share
Fractional Stockholders:
Record Stockholders and Fractional Shares:	• Number of Record Stockholders before Transaction: 430
• Number of Record Stockholders after Transaction: 190
• Estimated Aggregate Purchase Price for Fractional Shares: $22,831

Shares Outstanding:	• Pre-Transaction: 8,807,730

• Estimated Post-Transaction: 8,792,509

Principal Conditions to Closing:	• Board and Stockholder approval
• Execution of reverse split
• Filing of appropriate forms with SEC

Transaction Expenses:
• Approximately $400,000 - includes fairness opinion, advisory, legal, accounting and administrative expenses

Confidential | 9

Estimate of Transaction Value

Uses of Funds

Purchase of Fractional Shares of Record (1)	$4,293
Purchase of Fractional Street Name Shares (2)	18,538
Transaction Expenses	400,000

Total Uses of Funds	$422,831

Sources of Funds

Cash from Balance Sheet	$422,831

Total Sources of Funds	$422,831

($ in millions, except per share values)
Assumed Purchase Price per Fractional Share	$1.50
Fully Diluted Shares (MM)	8.8

Implied Equity Value	$13.2
Plus: Debt	6.9
Plus: Minority Interest	0.8
Plus: Preferred Equity	4.3
Less: Cash	(2.8)

Implied Enterprise Value	$22.4

LTM EBITDA (3)	$1.3
2008E EBITDA (3)	$1.4
2009E EBITDA (3)	$2.9

Implied Enterprise Value / LTM EBITDA	16.9x
Implied Enterprise Value / 2008E EBITDA	16.4x
Implied Enterprise Value / 2009E EBITDA	7.8x

(1)	Represents purchase of 2,862 fractional shares by the Company in a 1:35 reverse split.
(2)	Represents purchase of 1,446 identified street name shares and 0.5%, or 10,913 of the unidentified street name shares, by the Company in a 1:35 reverse split. Actual number of unidentified street name shares purchased may be significantly different.
(3)	All EBITDA figures exclude pre-opening expenses and stock based compensation expenses. 2008E and 2009E EBITDA figures represent management’s non-public projections.

Confidential | 10

Pro-Forma Impact of the Transaction

($ in thousands, except per share values)	Year Ended 12/30/2007	Transaction Adjustments (1)	Pro-Forma Year Ended 12/30/2007	Nine Months 9/28/2008	Transaction Adjustments (1)	Pro-Forma Nine Months 9/28/2008
Sales & Management Fees	$70,463		$70,463	$54,527		$54,527
Cost Reimbursements	22,291		22,291	19,478		19,478

Total Revenues	92,754	—	92,754	74,005	—	74,005

Cost of Sales	19,548		19,548	15,054		15,054
Restaurant Operating	40,672		40,672	32,657		32,657
Reimbursed Costs	22,291		22,291	19,478		19,478
General & Administrative	7,633	(776)	6,857	6,050	(582)	5,468
Depreciation & Amortization	2,627		2,627	2,740		2,740
Pre-Opening Costs	1,401		1,401	1,573		1,573
Other Operating Expenses (2)	—		—	2,745		2,745

Total Operating Expenses	94,172	(776)	93,396	80,297	(582)	79,715
Income (Loss) from Operations	(1,418)	776	(642)	(6,292)	582	(5,710)
Interest, Net	(164)	(17)	(181)	(320)	(13)	(333)

Income (Loss) Before Taxes and Minority Interest	(1,582)	759	(823)	(6,612)	569	(6,043)
Income Taxes (3)	483	(232)	251	(5,469)	471	(4,998)

Income (Loss) Before Minority Interest	(1,099)	527	(572)	(12,081)	1,040	(11,041)
Minority Interest in Net Loss (Profit) of Subsidiaries	(201)		(201)	(122)		(122)

Net Income (Loss) Applicable to Common Stock	$(1,300)	$527	$(773)	$(12,203)	$1,040	$(11,163)
Weighted-Average Diluted Shares Outstanding (000’s)	7,408	(15)	7,393	8,798	(15)	8,783

Net Income (Loss) per Diluted Share of Common Stock	$(0.18)		$(0.10)	$(1.39)		$(1.27)

Increase / (Decrease)			$0.07			$0.12

(1)	Adjustment to General & Administrative expenses reflects savings of $766,000 in annual public company costs. Adjustment to interest reflects a 4% cost of funds rate applied to the cash from the balance sheet used to fund the Transaction. Pro-Forma 2007 receives full impact of the adjustments and Pro-Forma 9/28/2008 receives three quarters impact. Transaction Adjustments exclude the one time costs of the Transaction.
(2)	2008 Other Operating Expenses include Restructuring Costs of $1.7 million and a Litigation Claim Settlement of $1.0 million.
(3)	Pro-Forma Income Taxes are impacted by the Transaction Adjustments to operating expenses and interest expense.

Confidential | 11

Pro-Forma Impact of the Transaction

		Transaction	Pro-Forma
($ in thousands, except per share values)	9/28/2008	Adjustments (1)	9/28/2008
Cash	$2,822	$(423)	$2,399
Other Current Assets	7,721		7,721

Total Current Assets	10,543	(423)	10,120
Furniture, Equipment & Improvements, Net	32,963		32,963
Other Assets	3,313		3,313
Note Receivable			—
Liquor Licenses			—
Goodwill			—
Other Assets			—

Total Assets	$46,819	$(423)	$46,396

Total Current Liabilities	14,394		14,394
Long-Term Debt	6,473		6,473
Other Long-Term Liabilities	11,760		11,760
Series C Convertible Preferred Stock, Net of $672 in Warrants	4,328		4,328

Total Liabilities	36,955	—	36,955
Minority Interest	826		826
Common Stock and Additional Paid-In Capital	30,610	(423)	30,187
Accumulated Deficit	(21,572)		(21,572)

Total Stockholders’ Equity	9,038	(423)	8,615

Total Liabilities, Minority Interest & Stockholders’ Equity	$46,819	$(423)	$46,396

Fully Diluted Shares Outstanding (000’s)	8,808	(15)	8,793
Book Value per Share	$1.03		$0.98
Increase / (Decrease) in Book Value per Share			$(0.05)

(1)	Transaction Adjustments reflect transaction cost of $422,831 in cash.

Confidential | 12

3. Overview of the Company

Overview of the Company

Business Description

•

GCI develops, owns, operates, manages and licenses full-service upscale casual dining restaurants under the name “Daily Grill,” fine dining restaurants under the name “The Grill on the Alley” and its new, complementary quick casual concept, “In Short Order – Daily Grill.” The Company was incorporated under the laws of the State of Delaware in November of 1985. At December 1, 2008, the Company owned or managed 32 restaurants. The Company, either individually or with joint venture partners, owns and operates 23 restaurants and manages or operates nine restaurants under license agreements.

•

The Company has consistently drawn high praise from various periodicals, such as The Wall Street Journal, the Los Angeles Times, and the Dallas Morning News for its high quality food and excellent service. Three of Grill Concepts’ units have had the distinguished honor of receiving the DiRona Award for Fine Dining and the Beverly Hills Grill on the Alley, in many ways the flagship restaurant of the Company, was inducted into the Nation’s Restaurant News Fine Dining Hall of Fame.

Grill on the Alley and Daily Grill Locations

Grill on the Alley Location	Opened	Ownership Interest
Beverly Hills, CA	January 1984	100.0%
San Jose, California (Fairmont Hotel)	May 1998	50.1%
Chicago, Illinois (Westin Hotel)	June 2000	60.0%
Hollywood, California	November 2001	51.0%
Dallas, Texas	July 2006	100.0%
Thousand Oaks (Westlake Village), California	September 2008	100.0%
Aventura, Florida	November 2008	100.0%

Daily Grill Location	Opened	Ownership Interest, Licensed or Managed
Brentwood, California	September 1988	100.0%
Newport Beach, California	April 1991	100.0%
Studio City, California	August 1993	100.0%
Palm Desert, California	January 1994	100.0%
Irvine, California	September 1996	100.0%
Los Angeles International Airport, California	January 1997	Licensed
Washington, D.C.	March 1997	100.0%
Tysons Corner, Virginia	October 1998	100.0%
Burbank, California (Marriott Hotel)	January 1999	Managed
Washington, D.C. (Georgetown Inn)	April 1999	Managed
Universal CityWalk, California	May 1999	50.0%
San Francisco, California (Handlery Union Square Hotel)	February 2002	Managed
Houston, Texas (Westin Galleria)	July 2002	Managed
El Segundo (South Bay), California	January 2003	50.1%
Portland, Oregon (Portland Westin)	September 2003	Managed
Bethesda, Maryland (Hyatt Hotel)	January 2004	100.0%
Long Beach, California (Hilton Hotel)	November 2004	Managed
Santa Monica, California	March 2005	100.0%
Downtown Los Angeles, California	May 2005	100.0%
Seattle, Washington (Sheraton Hotel)	June 2007	Managed
Austin, Texas	July 2007	100.0%
Fresno, California	November 2007	100.0%
Boston, Massachusetts	May 2008	100.0%
Tulsa, Oklahoma	August 2008	Managed

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Historical Price Analysis

	Price Analysis
	High	Low	Average	Median	VWAP (1)
3-Month	$2.25	$0.61	$1.29	$1.00	$1.11
1-Year	$4.55	$0.61	$2.80	$2.80	$3.08
5-Year	$9.10	$0.61	$3.54	$3.19	$5.35

Grill Concepts Stock Price Chart

Source: Capital IQ.

(1)	Volume Weighted Average Price.

Confidential | 15

Annotated Price and Volume Analysis

Source: SEC Filings and Press Releases.

Confidential | 16

Historical Price Performance Relative to Comparable Companies

Source: Capital IQ.

“Casual Dining” comparable group includes: BNHN, BJRI, EAT, CPKI, DRI, DAVE, GCFB, JAX, KONA, LNY, CASA, CHUX, PFCB, RRGB, RT, TXRH and CAKE.

“Upscale Casual / Fine Dining” comparable group includes: BJRI, GCFB, KONA, MSSR, MRT and RUTH.

“Micro Cap” comparable group includes: GCFB, CASA, JAX, KONA, BDL, GTIM, STRZ, PZZI, DDRX and NATH.

Confidential | 17

Ownership Detail

	Common Shares Owned	% of Common Outstanding	Exercisable (1) Rights	Total Beneficial Shares	% of Fully Diluted Shares
Insiders
Michael Weinstock	514,565	5.8%	70,000	584,565	5.1%
Robert Spivak	326,091	3.7%	125,000	451,091	3.9%
Philip Gay	137	0.0%	197,000	197,137	1.7%
Stephen Ross	138,167	1.6%	35,000	173,167	1.5%
Other Insiders	41,627	0.5%	302,800	344,427	3.0%

Insiders Total	1,020,587	11.6%	729,800	1,750,387	15.2%

Other Large Stockholders
Charles Mathewson (2)	865,277	9.8%	1,890,670	2,755,947	23.9%
Eaturna LLC	1,235,433	14.0%	109,046	1,344,479	11.7%
William Blair Capital Management	451,660	5.1%	—	451,660	3.9%
Magnetar Capital Partners LLC	253,342	2.9%	—	253,342	2.2%
Suntrust Private Wealth	253,000	2.9%	—	253,000	2.2%
Stark Investments	250,000	2.8%	—	250,000	2.2%
Gruber & McBaine Capital Management	210,000	2.4%	—	210,000	1.8%

Insiders & Other Total	4,539,299	51.5%	2,729,516	7,268,815	63.0%

Balance Held by Other Stockholders	4,268,431	48.5%	—	4,268,431	37.0%

Total Outstanding (3)	8,807,730	100.0%	2,729,516	11,537,246	100.0%

Source: SEC Filings.

(1)	Includes shares underlying warrants, stock options and other rights.
(2)	Mr. Mathewson’s total beneficial shares assumes the conversion of the $5mm preferred into 1.25 million shares of common stock and includes the issuance of 600,000 additional warrants as part of the preferred financing.
(3)	Per the 10Q filed 11/11/08, there were 8,807,730 shares of common stock issued and outstanding as of 11/3/08.

Confidential | 18

Distribution of Record Stockholders

—	As of November 28, 2008, the Company had 429 stockholders of record plus an unspecified number of “street name” stockholders (which collectively equal one record stockholder).

	Number of Shares Owned						Total	Street Name
	1 - 35	35 - 250	251 - 500	501 - 1,000	1,000 - 5,000	5,000+	Registered	Stockholders (1)	TOTAL
Number of Stockholders	240	57	24	9	56	43	429	1	430
% of Total Stockholders	55.8%	13.3%	5.6%	2.1%	13.0%	10.0%	99.8%	0.2%	100.0%
Cumulative % of Total Stockholders	55.8%	69.1%	74.7%	76.7%	89.8%	99.8%	99.8%	100.0%	100.0%

Number of Shares	2,862	6,817	7,955	6,051	146,054	3,157,833	3,327,572	5,480,158	8,807,730
% of Outstanding Shares Owned by Group	0.0%	0.1%	0.1%	0.1%	1.7%	35.9%	37.8%	62.2%	100.0%
Cumulative % Shares Owned by Group	0.0%	0.1%	0.2%	0.3%	1.9%	37.8%	37.8%	100.0%	100.0%

Source: Securities Transfer Corporation.

(1)	Number of stockholders held in street name unknown, but counted as 1 record holder for the purposes of this analysis.

Confidential | 19

Historical Financial Performance

	Fiscal Year Ended December					Nine Months Ended
($ in thousands, except per share values)	2003	2004	2005	2006	2007	9/30/07	9/28/08
Sales & Management Fees	$46,895	$51,220	$56,389	$64,704	$70,463	$51,614	$54,527
Cost Reimbursements	9,728	12,439	14,299	16,072	22,291	14,216	19,478

Total Revenues	56,623	63,659	70,688	80,776	92,754	65,830	74,005
Cost of Sales	13,274	14,465	15,446	17,764	19,548	14,264	15,054
Restaurant Operating	28,050	30,552	32,844	37,291	40,672	29,801	32,657
Reimbursed Costs	9,772	12,439	14,299	16,072	22,291	14,216	19,478
General & Administrative	3,696	4,472	4,868	6,154	7,633	5,175	6,050
Depreciation & Amortization	1,816	2,005	2,248	2,325	2,627	1,716	2,740
Pre-Opening Costs	182	167	301	483	1,401	799	1,573
Other Operating Expenses (1)	(11)	(2)	(5)	3,081	—	—	2,745

Total Operating Expenses	56,779	64,098	70,001	83,170	94,172	65,971	80,297
Income (Loss) from Operations	(156)	(439)	687	(2,394)	(1,418)	(141)	(6,292)
Interest, Net	(331)	(272)	(128)	(258)	(164)	(192)	(320)
Debt Extinguishment Costs	—	—	—	(279)	—	—	—

Income (Loss) Before Income Taxes and Minority Interest	(487)	(711)	559	(2,931)	(1,582)	(333)	(6,612)
Income Taxes	(89)	(65)	(179)	4,489	483	131	(5,469)

Income (Loss) Before Minority Interest	(576)	(776)	380	1,558	(1,099)	(202)	(12,081)
Minority Interest in Net Loss (Profit) of Subsidiaries	704	814	559	(254)	(201)	(239)	(122)

Net Income (Loss)	128	38	939	1,304	(1,300)	(441)	(12,203)
Preferred Dividends Accrued	(50)	(50)	(50)	(50)	—	(6)	—

Net Income (Loss) Applicable to Common Stock	$78	$(12)	$889	$1,254	$(1,300)	$(447)	$(12,203)

Weighted-Average Diluted Shares Outstanding (000’s)	5,641	5,609	6,251	6,323	7,408	6,948	8,798

Net Income (Loss) per Diluted Share of Common Stock	$0.01	$(0.00)	$0.14	$0.20	$(0.18)	$(0.06)	$(1.39)

(1)	Other Operating Expenses include Gains on Sales of Assets for $11,000, $2,000, $5,000 and $20,000 in the years 2003, 2004, 2005 and 2006 respectively, a Contract Termination Cost of $3.1 million in 2006, Restructuring Costs of $1.7 million in 2008 and a Litigation Claim Settlement of $1.0 million in 2008.

Confidential | 20

4. Financial Analysis of the Transaction

Summary of Analysis

—	We have utilized several methodologies to analyze the Transaction, which are described below. Please note that we have not given equal weight to each analysis.

Methodology	Summary Description
Premiums Paid Analysis	Compares the implied premium paid in the Transaction to the premiums paid in control transactions involving similarly-sized companies.

Selected Publicly-Traded Companies Analysis	Examines the financial, operating and valuation statistics of publicly-traded companies with businesses that are deemed relevant.

Selected Precedent Transactions Analysis	Examines the financial, operating and valuation statistics of target companies in precedent transactions with businesses that are deemed relevant.

Discounted Present Value Analysis	Determines a valuation range based upon the aggregate present value of the projected future cash flows from GCI.

Leveraged Transaction Analysis	Examines the price that could be paid by a financial buyer assuming market expectations for equity returns and other assumptions including the availability of debt financing, projected financial results and other assumptions.

Confidential | 22

Summary Valuation

•	The following chart provides a summary of the results of our financial analysis of the Transaction. Please note that we have not given equal weight to each analysis.

Confidential | 23

Premiums Paid Analysis

•

The summary premiums paid data represents 32 selected control M&A transactions with transaction values between $10 million and $100 million, announced and/or completed between 12/1/2007 and 12/1/2008, involving public targets from all industries.

	Transaction	Premium Paid to Target Stock Price
	Value ($MM)	1 Day Prior	1 Week Prior	1 Month Prior
Mean	52.9	50.9%	49.6%	31.4%
Median	50.0	41.4%	39.4%	30.8%
75th Percentile	77.8	64.1%	65.0%	61.1%
25th Percentile	27.2	22.1%	19.0%	8.3%

	Premium Implied in the Transaction
	1 Day Prior (1)	1 Week Prior (1)	1 Month Prior (1)
Purchase Price of Fractional Shares:
$1.50	130.8%	37.6%	56.3%

Source: SEC Filings and Press Releases.

(1)	In reference to Grill Concepts stock price on 12/5/08.

Confidential | 24

Selected Publicly-Traded Companies Analysis

•	We have selected a group of comparable public companies that are engaged in the fine dining and casual dining sectors of the restaurant industry.

•

The comparability of these companies to GCI is limited due to the fact that (i) none of the companies operate businesses identical to GCI and (ii) the majority of the companies are substantially larger than GCI.

($ in millions, except per share values)			Fully-Diluted Market Value	Total Enterprise Value				Total Enterprise Value /
Company Name	Share Price 12/5/08	% of 52 Week High			LTM EBITDA	2008E EBITDA	2009E EBITDA	LTM EBITDA	2008E EBITDA	2009E EBITDA
PF Chang’s China Bistro Inc.	$19.51	59.1%	$467.2	$649.4	$140.5	$119.8	$125.4	4.6x	5.4x	5.2x
Texas Roadhouse Inc.	6.45	47.4%	452.1	592.9	119.5	100.5	109.6	5.0x	5.9x	5.4x
The Cheesecake Factory Incorporated	7.55	30.5%	450.9	722.8	204.5	167.0	164.0	3.5x	4.3x	4.4x
BJ’s Restaurants Inc.	9.97	49.9%	266.4	270.5	43.8	34.4	44.1	6.2x	7.9x	6.1x
California Pizza Kitchen Inc.	8.80	52.0%	212.2	259.5	84.5	70.1	70.1	3.1x	3.7x	3.7x
McCormick & Schmick’s Seafood Restaurants, Inc.	3.69	23.4%	54.3	81.2	30.8	25.1	27.4	2.6x	3.2x	3.0x
Morton’s Restaurant Group Inc.	2.32	20.2%	40.8	106.4	26.3	25.3	25.7	4.0x	4.2x	4.1x
Ruth’s Hospitality Group Inc.	1.24	10.6%	29.1	194.3	46.6	36.9	38.4	4.2x	5.3x	5.1x
J. Alexander’s Corp.	1.70	14.7%	11.5	28.2	11.0	NA	NA	2.6x	NA	NA
Kona Grill Inc.	1.23	7.5%	8.0	7.2	6.1	3.6	6.2	1.2x	2.0x	1.2x
Granite City Food & Brewery Ltd.	0.46	13.1%	7.5	72.5	0.6	(0.0)	5.1	NM	NM	14.2x
Mexican Restaurants Inc.	2.05	29.8%	6.7	13.6	4.4	NA	NA	3.1x	NA	NA
Mean:		29.9%	167.2	249.9	59.9	58.3	61.6	3.6x	4.7x	5.2x
Median:		26.6%	47.6	150.4	37.3	35.6	41.3	3.5x	4.3x	4.7x
75th Percentile:		48.1%	312.5	351.1	93.2	92.9	99.7	4.4x	5.4x	5.4x
25th Percentile:		14.3%	10.6	61.4	9.8	25.1	26.1	2.9x	3.7x	3.8x
Grill Concepts Inc. (1)	$0.65	9.8%	$5.7	$15.0	$1.3	$1.4	$2.9	11.3x	10.9x	5.2x

Source: SEC Filings and Thomson Financial.

Note: EBITDA calculations exclude pre-opening expenses and stock based compensation expenses.

(1)	Public equity research projections not available for Grill Concepts; 2008E and 2009E multiples are based off of management’s non-public projections.

Confidential | 25

Selected Publicly-Traded Companies Analysis

	LTM			2008E			2009E
($ in millions, except per share values)	25th Percentile	Median	75th Percentile	25th Percentile	Median	75th Percentile	25th Percentile	Median	75th Percentile
Trading Comparable	2.9x	3.5x	4.4x	3.7x	4.3x	5.4x	3.8x	4.7x	5.4x
Grill Concepts EBITDA (1)	$1.3	$1.3	$1.3	$1.4	$1.4	$1.4	$2.9	$2.9	$2.9

Implied Enterprise Value	$3.8	$4.7	$5.8	$5.1	$5.9	$7.4	$10.9	$13.6	$15.3
Implied Equity Value per Share (2)	No Value	No Value	No Value	No Value	No Value	No Value	$0.19	$0.49	$0.69

(1)	2008 and 2009 EBITDA figures represent management’s projections. All EBITDA calculations exclude pre-opening expenses and stock based compensation expenses.
(2)	Diluted shares = 8,807,730.

Confidential | 26

Selected Precedent Transactions Analysis

•

The selected precedent transactions include transactions involving publicly-traded fine dining and casual dining restaurant targets that were announced between 12/1/2005 and 12/1/2008. Due to the recent and current market conditions, we believe the relevance of this historical data to current valuation is limited.

Date Announced			Enterprise Value ($MM)	Enterprise Value /		EBITDA Margin	Share Price Premium
	Acquiror	Target		Revenue	EBITDA		Day Prior	Week Prior
8/5/2008	Planet Hollywood International	BUCA Inc.	$28.8	0.12x	9.5x	1.3%	40.6%	45.2%
4/28/2008	G&R Acquisition, Inc.	Max & Erma’s Restaurants, Inc.	58.7	0.34x	8.3x	4.1%	37.0%	33.8%
1/27/2008 (1)	Tilman Fertitta (CEO) and Management	Landry’s Restaurants Inc.	1,047.6	0.89x	5.5x	16.0%	41.0%	58.9%
8/16/2007	Darden Restaurants, Inc.	RARE Hospitality International Inc.	1,368.3	1.34x	11.4x	11.7%	42.6%	30.7%
7/15/2007	IHOP Corp.	Applebee’s International	2,040.3	1.52x	9.9x	15.3%	4.6%	2.0%
5/31/2007	Fox & Hound Restaurant Group	Champps Entertainment Inc.	74.8	0.37x	6.1x	6.0%	17.6%	14.1%
2/26/2007 (2)	Patina Group LLC	Smith & Wollensky Restaurant Group	98.5	0.78x	11.3x	6.9%	34.1%	34.1%
12/1/2006	Repechage Investments Limited	Elephant & Castle Group Inc.	46.6	1.32x	13.0x	10.2%	99.6%	99.6%
11/5/2006 (3)	Bain Capital / Catterton Partners	OSI Restaurant Partners, Inc.	3,430.3	0.85x	10.5x	8.1%	26.9%	24.5%
8/18/2006 (4)	Lone Star Funds	Lone Star Steakhouse & Saloon Inc.	565.3	0.84x	13.2x	6.3%	16.1%	17.2%
5/19/2006	Briad Main Street, Inc.	Main Street Restaurant Group Inc.	145.6	0.60x	8.0x	7.4%	20.8%	26.2%
12/12/2005 (5)	Newcastle Partners LP	Fox & Hound Restaurant Group, Inc.	170.3	1.03x	7.7x	13.4%	23.3%	24.4%
12/8/2005	Wellspring Capital Management LLC	Dave & Buster’s Inc.	370.9	0.82x	6.1x	13.4%	18.1%	18.4%
			Mean	0.83x	9.3x	9.2%	32.5%	33.0%
			Median	0.84x	9.5x	8.1%	26.9%	26.2%
			75th Percentile	1.03x	11.3x	13.4%	40.6%	34.1%
			25th Percentile	0.60x	7.7x	6.3%	18.1%	18.4%

Source: SEC Filings and Press Releases.

(1)	Deal originally announced on 1/27/08 at $23.50 was revised on 4/4/08, 6/16/08 and most recently on 10/18/08 to $13.50 per share. Price premiums represent original offer.
(2)	Deal originally announced on 2/26/07 at $9.25 per share was revised on 5/6/07 to $11.00 per share.
(3)	Deal originally announced on 11/5/06 at $40.00 per share was revised on 5/21/07 to $41.15 per share.
(4)	Deal originally announced on 8/18/06 at $27.10 per share was revised on 11/30/06 to $27.35 per share.
(5)	Deal originally announced on 12/12/05 at $14.75 per share was revised on 12/19/05, 1/6/06, 1/13/06, 1/26/06 and again on 2/1/06 to $16.30 per share.

Confidential | 27

Selected Precedent Transactions Analysis

Implied Enterprise Value / LTM EBITDA

Application of Implied Enterprise Value Multiples to Grill Concepts

($ in millions, except per share values)	25th Percentile	Median	75th Percentile
Transaction Multiple	7.7x	9.5x	11.3x
Grill Concepts LTM EBITDA (1)	$1.3	$1.3	$1.3

Implied Enterprise Value	$10.2	$12.5	$15.0
Implied Equity Value per Share (2)	$0.11	$0.38	$0.65

(1)	LTM EBITDA calculation excludes pre-opening expenses and stock based compensation expenses.
(2)	Diluted shares = 8,807,730.

Confidential | 28

Discounted Present Value Analysis

	Fiscal Year Ended December
($ in thousands)	2009E	2010E	2011E	2012E	2013E	CAGR
Total Revenue (1)	$85,523.5	$95,339.7	$102,906.2	$110,700.7	$118,728.1	8.5%

EBITDA (2)	2,388.8	2,950.2	4,408.0	5,122.6	6,521.4	28.5%
Less: Depreciation and Amortization	(4,449.4)	(4,720.5)	(4,995.5)	(5,270.5)	(5,545.5)

EBIT (2)	(2,060.6)	(1,770.3)	(587.5)	(147.9)	975.9	NM
Less: Taxes	1,671.8	1,511.3	1,018.6	885.1	452.3

Unlevered Net Income	(388.8)	(259.0)	431.1	737.2	1,428.2	NM
Plus: Depreciation and Amortization	4,449.4	4,720.5	4,995.5	5,270.5	5,545.5

Gross Cash Flow	4,060.5	4,461.5	5,426.6	6,007.7	6,973.7	14.5%
Less: Increase in Net Working Capital (3)	(1,154.4)	341.6	(2,805.7)	(822.5)	(1,296.7)
Less: Capital Expenditures	(1,400.0)	(3,600.0)	(3,100.0)	(3,600.0)	(3,100.0)

Free Cash Flow	1,506.1	1,203.1	(479.2)	1,585.2	2,576.9	14.4%

	A	+	B			=	C
	Discounted Free Cash Flow (5)		PV of Terminal Value as a
After-Tax WACC (4)			Multiple of 2013E EBITDA				Enterprise Value
			5.0x	5.5x	6.0x		5.0x	5.5x	6.0x
16.5%	$3,942.4		$15,225.5	$16,748.1	$18,270.7		$19,167.9	$20,690.5	$22,213.0
18.5%	3,751.0		13,982.8	15,381.1	16,779.4		17,733.8	19,132.1	20,530.4
20.5%	3,574.8		12,859.9	14,145.9	15,431.9		16,434.7	17,720.7	19,006.7

							Implied Equity Value per Share (6)
							$1.13	$1.30	$1.47
							$0.97	$1.12	$1.28
							$0.82	$0.96	$1.11

Source: Management’s projections.

(1)	Total Revenue excludes cost reimbursements.
(2)	EBITDA and EBIT calculations exclude stock based compensation expenses but include pre-opening expenses.
(3)	Increase in working capital in 2011 is due partly to $981,565 of accrued interest on convertible preferred security being paid off.
(4)	A 13.5% Weighted Average Cost of Capital was calculated for Grill Concepts using a 3.2% risk free rate per the 30-Year U.S. Treasury Rate as of 12/1/08 and a 7.1% equity risk premium and a 6.3% size premium per Ibbotson Associates. The calculation used a Beta that was derived from the unlevered Betas of five comparable restaurant companies of similar size and capital structure. Due to the current financing market conditions, we believe this commonly used method for estimating the cost of capital understates the Company’s current cost of capital. As such, we have increased our estimate of cost of capital by 500 basis points.
(5)	Present values calculated as of 12/31/08.
(6)	Diluted shares = 8,807,730.

Confidential | 29

Leveraged Transaction Analysis

($ in millions, except per share values)

Enterprise Value
Implied Equity Value (1)	(= $1.15 per Share)	$10.1
Plus: Net Debt		5.5
Plus: Minority Interest & Preferred Equity		5.3

Implied Enterprise Value		$20.9

Enterprise Value / 2008E EBITDA		9.8x

Uses of Funds

	Amount	%
Equity Purchase Price	$10.1	50.5%
Refinance Diamond Creek Debt	4.8	24.0%
Preferred Equity	4.4	21.8%
Fees and Expenses	0.8	3.8%

Total Uses of Funds	$20.0	100.0%

Sources of Funds

	Pricing	Amount	%
Sponsor Equity		$8.2	40.8%
New Bank Debt	L + 450	5.3	26.7%
New Sub. Debt	13.5%	2.1	10.7%
Rollover of Preferred Equity		4.4	21.8%

Total Sources of Funds		$20.0	100.0%

Assumptions Summary

	2009E	2010E	2011E	2012E	2013E
Total Revenue (2)	$85.5	$95.3	$102.9	$110.7	$118.7
EBITDA	3.6	4.3	5.7	6.5	7.8
Interest Expense	0.7	0.8	0.9	1.0	1.0
Net Income	(1.7)	(1.4)	(0.7)	(0.5)	0.2
Capital Expenditures	1.4	3.6	3.1	3.6	3.1

Summary Credit Statistics

	2008PF	2009E	2010E	2011E	2012E	2013E
Leverage:
Total Debt / EBITDA (3)	4.3x	2.8x	2.7x	2.3x	2.0x	1.5x
Net Debt / EBITDA	3.8x	2.7x	2.5x	2.1x	1.8x	1.2x
Senior Debt / EBITDA	2.5x	1.9x	2.1x	1.9x	1.7x	1.2x
Coverage:
EBITDA / Interest Expense	2.9x	5.0x	5.3x	6.2x	6.4x	7.6x

Total Returns to Holders

	Fully-Diluted Ownership	5-Year Returns to Sponsor
		EBITDA Exit Multiples
Financial Sponsor	90.0%	5.0x	5.5x	6.0x

Management Options	10.0%	21.3%	25.0%	28.3%

Total	100.0%

		Implied Equity Value per Share (4)
		Targeted IRR to Sponsor
		20.0%	25.0%	30.0%

		$1.36	$1.15	$0.98

Source: Management’s non-public projections.

Note: All EBITDA figures exclude pre-opening expenses, stock based compensation expenses and $766,000 of public company expenses.

(1)	Represents targeted IRR to sponsor of 25.0%.
(2)	Total Revenue excludes cost reimbursements.
(3)	Total debt includes Company’s low cost equipment financing. At transaction close Pro-forma Bank Debt / EBITDA is 2.5x and Sub. Debt / EBITDA is 1.0x.
(4)	Diluted shares = 8,807,730

Confidential | 30

A. Overview of Selected Publicly-Traded Companies

Overview of Selected Publicly-Traded Companies

BJ’s Restaurants Inc.
Market Capitalization ($MM)	$266.4	BJ’s Restaurants, Inc. engages in the ownership and operation of casual dining restaurants in the United States. It operates restaurants under the BJ’s Restaurant & Brewery brand name, which includes a brewery within the restaurant; BJ’s Restaurant & Brewhouse, which receives the beer it sells from its breweries or an approved third party craft brewer of proprietary recipe beers; and BJ’s Pizza & Grill, which is a smaller format, full service restaurant. As of October 13, 2008, BJ’s Restaurants owned and operated 80 casual dining restaurants. The company was founded in 1991 and is based in Huntington Beach, California.

Enterprise Value ($MM)	$270.5

LTM Revenue ($MM)	$360.0

LTM EBITDA ($MM)	$43.8

The Cheesecake Factory Incorporated
Market Capitalization ($MM)	$450.9	The Cheesecake Factory Incorporated operates upscale, full-service, and casual dining restaurants in the United States. As of June 26, 2008, the company operated 143 restaurants under ‘The Cheesecake Factory’ name. It also had 13 restaurants under ‘Grand Lux Cafe’ name; and 1 self-service, limited menu express foodservice operation under ‘The Cheesecake Factory Express’ name inside the DisneyQuest family entertainment center in Orlando, Florida; as well as licensed 2 bakery cafes under ‘The Cheesecake Factory Bakery Cafe’ mark to another foodservice operator. The company’s restaurants offer approximately 200 menu items, including appetizers, pizza, seafood, steaks, chicken, burgers, pasta, specialty items, salads, sandwiches, and omelets, as well as desserts, including approximately 40 varieties of cheesecake and other baked desserts. In addition, it operates bakery production facilities in Calabasas Hills, California, and Rocky Mount, North Carolina that produce baked desserts and other products for other foodservice operators, retailers, and distributors. The Cheesecake Factory Incorporated was founded in 1972 and is based in Calabasas Hills, California.

Enterprise Value ($MM)	$722.8

LTM Revenue ($MM)	$1,612.3

LTM EBITDA ($MM)	$204.5

Note: Based on publicly available information.

Confidential | 32

Overview of Selected Publicly-Traded Companies

Mexican Restaurants Inc.
Market Capitalization ($MM)	$6.7	Mexican Restaurants, Inc., through its subsidiaries, engages in the operation and franchising of Mexican-theme restaurants in the United States. The company operates casual dining restaurants under the names Casa Ole, Monterey’s Tex-Mex Cafe, Monterey’s Little Mexico, Tortuga Coastal Cantina, La Senorita, and Crazy Jose’s; and a burrito fast casual concept under the name Mission Burritos. As of December 31, 2007, it operated 58 restaurants, franchised 18 restaurants, and licensed 1 restaurant in Texas, Louisiana, Oklahoma, and Michigan. The company was founded in 1974. It was formerly known as Casa Ole Restaurants, Inc. and changed its name to Mexican Restaurants, Inc. in 1999. Mexican Restaurants, Inc. is based in Houston, Texas.

Enterprise Value ($MM)	$13.6

LTM Revenue ($MM)	$80.9

LTM EBITDA ($MM)	$4.4

California Pizza Kitchen Inc.
Market Capitalization ($MM)	$212.2	California Pizza Kitchen, Inc., together with its subsidiaries, engages in the ownership, operation, licensing, and franchising of a chain of casual dining restaurants in the United States and internationally. The company operates restaurants under ‘California Pizza Kitchen’, ‘California Pizza Kitchen ASAP’, and ‘LA Food Show’ names. It has a trademark license agreement with Kraft Pizza Company to manufacture and distribute a line of California Pizza Kitchen frozen pizzas in the United States and Canada. As of August 7, 2008, the company operated, licensed, or franchised 244 locations of which 201 were company-owned and 43 operated under franchise or license agreements. California Pizza Kitchen, Inc. was founded in 1985 and is headquartered in Los Angeles, California.

Enterprise Value ($MM)	$259.5

LTM Revenue ($MM)	$678.2

LTM EBITDA ($MM)	$84.5

Note: Based on publicly available information.

Confidential | 33

Overview of Selected Publicly-Traded Companies

Granite City Food & Brewery Ltd.
Market Capitalization ($MM)	$7.5	Granite City Food & Brewery, Ltd. operates casual dining restaurants featuring on-premises breweries in the United States. As of July 30, 2008, it operated 26 restaurants in 12 midwestern states under the name Granite City Food & Brewery. The company was founded in 1997 and is headquartered in Minneapolis, Minnesota.

Enterprise Value ($MM)	$72.5

LTM Revenue ($MM)	$94.3

LTM EBITDA ($MM)	$0.6

J. Alexander’s Corp.
Market Capitalization ($MM)	$11.5	J. Alexander’s Corporation engages in the operation of full-service, casual dining restaurants in Alabama, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee, and Texas. The company provides an American menu with a full-service bar. As of December 30, 2007, it operated 30 J. Alexander’s full-service restaurants. The company was founded in 1970 and is based in Nashville, Tennessee.

Enterprise Value ($MM)	$28.2

LTM Revenue ($MM)	$141.3

LTM EBITDA ($MM)	$11.0

Note: Based on publicly available information.

Confidential | 34

Overview of Selected Publicly-Traded Companies

Kona Grill Inc.
Market Capitalization ($MM)	$8.0	Kona Grill, Inc. owns and operates upscale casual dining restaurants in the United States. The company operates its restaurants under the brand name ‘Kona Grill’. As of November 13, 2008, it owned and operated 20 upscale casual dining restaurants in 12 states. Kona Grill, Inc. was founded in 1994 and is based in Scottsdale, Arizona.

Enterprise Value ($MM)	$7.2

LTM Revenue ($MM)	$77.4

LTM EBITDA ($MM)	$6.1

Morton’s Restaurant Group Inc.
Market Capitalization ($MM)	$40.8	Morton’s Restaurant Group, Inc. engages in the ownership and operation of restaurants primarily in the United States. It operates principally upscale steakhouse restaurants under the name Morton’s The Steakhouse; and Italian restaurants under the Bertolini’s Authentic Trattorias and Trevi names in Canada, Hong Kong, China, and Singapore. As of December 30, 2007, the company operated 82 restaurants, including 78 Morton’s The Steakhouse restaurants and 4 Italian restaurants. Morton’s Restaurant Group was founded in 1978 and is based in Chicago, Illinois.

Enterprise Value ($MM)	$106.4

LTM Revenue ($MM)	$361.5

LTM EBITDA ($MM)	$26.3

Note: Based on publicly available information.

Confidential | 35

Overview of Selected Publicly-Traded Companies

McCormick & Schmick’s Seafood Restaurants, Inc.
Market Capitalization ($MM)	$54.3	McCormick & Schmick’s Seafood Restaurants, Inc. operates seafood restaurants for casual diners, families, tourists, business travelers, and special occasion diners. As of September 08, 2008, it operated 89 restaurants, including 83 restaurants in the United States and 6 restaurants in Canada under ‘The Boathouse’ name. The company was founded in 1972 and is headquartered in Portland, Oregon.

Enterprise Value ($MM)	$81.2

LTM Revenue ($MM)	$391.4

LTM EBITDA ($MM)	$30.8

PF Chang’s China Bistro Inc.
Market Capitalization ($MM)	$467.2	P.F. Chang’s China Bistro, Inc., through its subsidiaries, engages in the ownership and operation of restaurants in the United States. The company operates restaurants under the ‘P.F. Chang’s China Bistro’ and ‘Pei Wei Asian Diner’ names. As of December 31, 2007, it operated 172 full service Bistro restaurants, 144 quick casual Pei Wei restaurants, and 1 Taneko Japanese Tavern restaurant. The company was founded in 1996 and is based in Scottsdale, Arizona.

Enterprise Value ($MM)	$649.4

LTM Revenue ($MM)	$1,203.0

LTM EBITDA ($MM)	$140.5

Note: Based on publicly available information.

Confidential | 36

Overview of Selected Publicly-Traded Companies

Ruth’s Hospitality Group Inc.
Market Capitalization ($MM)	$29.1	Ruth’s Hospitality Group, Inc. operates as a fine-dining steakhouse company in the United States and internationally. The company’s restaurants cater to business clientele, and families and special occasion diners. As of March 30, 2008, it operated 120 restaurants, including 13 international franchisee-owned restaurants in Mexico, Hong Kong, Taiwan, Canada, Japan, and the Dutch Caribbean. The company, formerly known as Ruth’s Chris Steak House, Inc., was founded in 1965 and is headquartered in Heathrow, Florida.

Enterprise Value ($MM)	$194.3

LTM Revenue ($MM)	$392.0

LTM EBITDA ($MM)	$46.6

Texas Roadhouse Inc.
Market Capitalization ($MM)	$452.1	Texas Roadhouse, Inc., together with its subsidiaries, operates a full-service, casual dining restaurant chain in the United States. As of December 26, 2006, the company operated 285 Texas Roadhouse restaurants comprising 204 owned and operated restaurants, 78 franchised restaurants, and 3 licensed restaurants. Texas Roadhouse was founded in 1993 and is based in Louisville, Kentucky.

Enterprise Value ($MM)	$592.9

LTM Revenue ($MM)	$832.6

LTM EBITDA ($MM)	$119.5

Note: Based on publicly available information.

Confidential | 37